AMENDMENT

This Amendment (“Amendment”) to the Amended and Restated Global Custody and Fund Accounting Agreement between J.P. Morgan Exchange-Traded Fund Trust, severally and on behalf of its series listed on Schedule A thereto (each, a “Customer” or a “Fund”) and JPMorgan Chase Bank, N.A. (“Bank”) dated as of October 1, 2017, as amended (the “Principal Agreement”), is entered into as of December 1, 2019 (the “Effective Date”).

WHEREAS the parties hereto (the “Parties”) entered into the Principal Agreement pursuant to which Bank was appointed to provide certain custody and fund accounting services; and the Parties now wish to amend the Principal Agreement, as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:

1.	Definitions. Terms defined in the Principal Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Principal Agreement shall be amended as follows:

(A) Schedule B of the Principal Agreement is hereby replaced in its entirety by Schedule B to this Amendment (as attached).

(B) As modified and amended hereby, the Parties hereby ratify, approve and confirm the Principal Agreement in all respects, and save as varied by this Amendment, the Principal Agreement shall remain in full force and effect.

3.

Representations. Each Party represents to the other Parties that all representations contained in the Principal Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party, as the case may be, on the date of this Amendment.

4.

Entire Agreement. This Amendment and the Principal Agreement and any documents referred to in each of them, constitute the whole agreement between the Parties relating to their subject matter and supersede and extinguish any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Principal Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the Parties.

5.

Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each Party may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by each Party.

6.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

7.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

J.P. Morgan Exchange-Traded Fund Trust

By:	/s/ Lauren Paino
Name:	Lauren Paino
Title:	Treasurer

JPMorgan Chase Bank, N.A.

By:	/s/ Carl J. Mehldau III
Name:	Carl J. Mehldau III
Title:	Vice President
JPMorgan Chase Bank, N.A.

SCHEDULE F

Amended Global Custody Fee Schedule

Custody Fees

Safekeeping and Straight-Through Processing (STP) Transactions

Safekeeping: Basis point fees apply to assets that the Customer has instructed Bank to hold or reflect on its custody systems.

STP Transactions: STP fees are applied to all securities transactions (including receives and delivers, both vs payment and free of payment, trade cancellations, and trade amendments), effected during the billing period via electronic trade instructions received by Bank, which enable straight-through processing.

Location of Settlement	Safekeeping	STP Transactions
	Basis Point Fee	STP Fee
Argentina	15.00	40.00
Australia	1.00	20.00
Austria	1.50	20.00
Bahrain	30.00	80.00
Bangladesh	30.00	80.00
Belgium	1.00	15.00
Bermuda	15.00	45.00
Botswana	30.00	80.00
Brazil	7.00	30.00
Bulgaria	30.00	75.00
Canada	0.90	15.00
Chile	16.00	45.00
China	10.00	45.00
China Connect¹	1.50	25.00
Clearstream	1.00	8.00
Colombia	30.00	65.00
Croatia	20.00	45.00
Cyprus	20.00	75.00
Czech Republic	12.00	35.00
Denmark	1.25	22.25
Egypt	15.00	45.00
Estonia	25.00	65.00
Euroclear [2]	0.85	8.00
Finland	1.25	22.25
France	1.00	20.00
Germany	1.00	20.00
Ghana	25.00	80.00
Greece	5.00	35.00

Location of Settlement	Safekeeping	STP Transactions
	Basis Point Fee	STP Fee
Hong Kong¹	1.50	25.00
Hungary	12.00	45.00
Iceland	20.00	60.00
India	7.00	30.00
Indonesia	7.00	40.00
Ireland	1.50	25.00
Israel	16.00	45.00
Italy	1.25	22.25
Japan	1.00	8.00
Jordan	40.00	80.00
Kazakhstan	40.00	80.00
Kenya	30.00	80.00
Kuwait	35.00	80.00
Latvia	20.00	65.00
Lithuania	25.00	65.00
Luxembourg	2.50	25.00
Malaysia	5.00	25.00
Mauritius	30.00	80.00
Mexico	5.00	35.00
Morocco	30.00	75.00
Namibia	30.00	80.00
Netherlands	1.00	15.00
New Zealand	1.50	25.00
Nigeria	30.00	55.00
Norway	1.25	20.00
Oman	30.00	80.00
Pakistan	30.00	75.00
Peru	25.00	60.00
Philippines	7.00	35.00
Poland	16.00	55.00
Portugal	3.00	30.00
Qatar	35.00	80.00
Romania	30.00	75.00
Russia	13.00	45.00
Saudi Arabia	30.00	80.00
Serbia	25.00	85.00
Singapore	2.50	30.00
Slovakia	20.00	50.00

Location of Settlement	Safekeeping	STP Transactions
	Basis Point Fee	STP Fee
Slovenia	25.00	50.00
South Africa	4.00	25.00
South Korea	6.00	30.00
Spain	1.00	20.00
Sri Lanka	20.00	65.00
Sweden	1.25	22.25
Switzerland	1.00	20.00
Taiwan	7.00	40.00
Tanzania	30.00	80.00
Thailand	7.00	35.00
Tunisia	35.00	65.00
Turkey	8.00	35.00
Ukraine	30.00	80.00
United Arab Emirates	17.50	80.00
United Kingdom	0.15	8.00
United States	0.05	2.25
Uruguay	30.00	65.00
Vietnam	25.00	65.00
West African Economic & Monetary Union (Benin, Burkina Faso, Guinea-Bissau, Ivory Coast, Mali, Niger, Senegal, Togo)	50.00	100.00
Zambia	30.00	80.00
Zimbabwe	30.00	80.00

Safekeeping and Straight-Through Processing (STP) Transactions – Notes and Methodologies

•

Safekeeping: Fees are assessed on the basis of 30 calendar days per month over 360 days per calendar year (i.e. “30/360”). Basis point fees will be calculated by Bank at the end of the relevant billing period using asset values on the last day of such billing period derived from data provided by Bank’s selected pricing sources in accordance with Bank’s pricing practices applied at its discretion. If the asset value on the last day of a billing period is less than 85% of the asset value on the last day of the immediately preceding billing period, Bank reserves the right to calculate basis point fees for the billing period based on the average asset value during the billing period rather than the asset value on the last day of the billing period taking into account factors such as whether the decrease in asset value was related to the sale of securities or changes in the market prices of securities.

•

STP Transactions: STP fees will be assessed where Bank receives authorized instructions in accordance with the terms of the Definitive Agreement(s) in an electronic format that enables STP, when applicable. Trade instructions that require manual input or repair will incur surcharges as set forth herein.

•	[1] Safekeeping and STP fees in Hong Kong and China Connect will be consolidated under Hong Kong for purposes of billing invoices.

•

[2] Bank may, at its discretion, bill local non-International Central Securities Depository (ICSD) issued assets that are settled and held through an ICSD on the basis of underlying local market safekeeping fees set forth herein. To the extent the underlying local market safekeeping fees are not stated herein, Bank will assess a standard rate for the relevant market and/or service to be determined by Bank, unless an alternative pricing arrangement is agreed in writing between Customer and Bank.

Other Transaction Fees

The fees set forth in this section apply to Non-STP Transactions and other security transactions, such as record-keeping, inter-account transfers, exchange traded option transactions and repo transactions.

Other Transaction Fees		Fees
Non-STP Surcharge – Repairs	Per Transaction	25.00
Manual Instruction Surcharge	Per Transaction	50.00
Physical Securities Transaction	Per Transaction	20.00
Record Keeping-Only Transaction Post	Per Transaction	5.00
Inter-account Transfer – Book-Entry Security	Per Transaction Per Side	2.50
Collateral Pledge	Per Transaction	2.25

Note: ‘Non-STP Surcharge – Repairs Fee’ and the ‘Manual Instruction Surcharge Fee’ are charged in addition to the STP Fee.

Other Transaction Fees – Notes and Methodologies

•	Non-STP Surcharge – Repairs: includes corporate action instructions repaired by Bank

•	Manual Instruction Surcharge: includes manual corporate action instruction submission

Proxy Services

The fees set forth in this section apply where Customer has opted in to the service, and vary by type of market and level of service provided.

Proxy Services – Fees

Proxy Services		Fees
Standard Market	Per Vote	15.00
Complex Market	Per Vote	45.00

Proxy Services – Notes and Methodologies

•	Standard and Complex markets of settlement are defined as per the grid below and are subject to change at Bank’s discretion.

•	Additional out of pocket expenses may apply in any market in relation to services such as travel and accommodation expenses, legal expenses and personal attendance requests.

Proxy Voting Market Types
Standard					Complex
Australia	Hong Kong	Malawi	Philippines	Tunisia	Argentina	Croatia	France	Norway	Sweden
Bahrain	India	Malaysia	Russia	U.A.E.	Austria	Cyprus	Germany	Peru	Switzerland
Bangladesh	Indonesia	Mauritius	S. Africa	Uganda	Belgium	Czech Rep.	Greece	Poland	Tanzania
Bermuda	Ireland	Mexico	S. Korea	Ukraine	Brazil	Denmark	Hungary	Portugal	Turkey
Botswana	Israel	Morocco	Singapore	United Kingdom	Bulgaria	Egypt	Iceland	Romania
Canada	Japan	Namibia	Slovak Rep.	United States*	China	Euro CD	Italy	Saudi Arabia
Chile	Jordan	New Zealand	Spain	Vietnam	Clearstream	Euroclear	Latvia	Serbia
Colombia	Kenya	Nigeria	Sri Lanka	Zambia	Costa Rica	Finland	Netherlands	Slovenia
Estonia	Kuwait	Oman	Taiwan	Zimbabwe
Ghana	Lithuania	Pakistan	Thailand

*	No charge if a Fund’s advisor or subadvisor instructs directly.

Custody Collateral Control Services

Set-up and maintenance of collateral control accounts.

Custody Collateral Control Services – Fees

Collateral Services		Fees
Account Maintenance: Custody Collateral Control Account	Per Open Account Per Annum	2,000.00

Custody Collateral Control Services – Notes and Methodologies

•	Includes tri-party, re-insurance, and statutory deposit accounts.

•	Per annum fees are assessed pro-rata on the basis of 30/360 for the relevant billing period.

•	Per account fees are assessed for each account open on Bank’s custody systems irrespective of whether the account has any holdings or activity.

Income and Redemption Processing

The fees set forth in this section are for processing of income and redemption events.

Income and Redemption Processing – Fees

Income and Redemption Processing		Fees
Income Processing: Book Entry	Per Posting	2.25
Income Processing: Physical	Per Posting	15.00
Redemptions: Book Entry	Per Posting	2.25
Redemptions: Physical	Per Posting	15.00

Income and Redemption Processing – Notes and Methodologies

•	Income processing includes principal paydowns, interest on fixed income securities and dividends on equities (cash and/or stock).

•	Redemptions include maturities and full or partial calls on fixed income securities.

•	Fees are assessed for income and redemption events for United States securities. Bank may, at its discretion, also assess fees for income and redemption events for non-United States securities.

Core Cash Services

The fees set forth in this section are for cash payment and receipt services.

Core Cash Services – Fees

Core Cash Services		Fees
Free Cash Wire Payment	Per Transaction	3.50
Free Cash Wire Receipt	Per Transaction	3.50
Inter-account Transfer – Cash	Per Transaction	2.50
Third-Party FX via CLS	Per Transaction Per Leg	7.00
Manual Cash Instruction Surcharge	Per Transaction	50.00
Cash Instruction Repair Surcharge	Per Transaction	25.00
Checks	Per Check	25.00

Core Cash Services – Notes and Methodologies

•

Manual Cash Instruction Surcharge: Cash instructions that require manual input will incur surcharge as set forth above. This fee will be assessed in addition to standard transaction charges for all faxed or free format SWIFT instructions sent to Bank.

•

Cash Instruction Repair Surcharge: STP cash instructions that require amendment or repair by Bank to enable the instructions to be processed will incur surcharge as set forth above. This fee will be assessed in addition to standard transaction charges.

Custody Additional Notes and Methodologies

•

Repurchase agreement (Repo) transactions will be assessed as follows: (1) Bilateral Repo: (a) STP Fees apply for each on-leg and off-leg, ‘Delivery vs Payment’ or ‘Receipt vs Payment’ trade settlements; and (b) Repo Transaction Post fee applies for the maintenance of the repo position on Bank’s system. (2) Triparty Repo: (a) a Repo Transaction Post fee applies for each on-leg and off-leg transaction; and (b) a Free Cash Wire Receipt or Payment fee applies for the on-leg and off-leg transactions.

•

Exchange-traded options will be assessed as follows: (1) a Record Keeping-Only Transaction Post fee applies for the option transaction. (2) a Collateral Pledge fee applies for the pledge/un-pledge of the underlying equity.

•

Time Deposits will be assessed as follows: (1) a Record Keeping-Only Transaction Post fee applies for each on-leg and off-leg transactions. (2) a Free Cash Wire Receipt or Payment fee applies for the on-leg and off-leg transactions.

Fund Accounting Services Fees

Fund Accounting Fee (Month end Net Assets):

The basis point tiering structure is applied to aggregated total net assets of the Funds. The resulting total basis point fee is then prorated to each Fund based on its net assets as a proportion of the aggregated total net assets subject to a Fund level minimum fee (based upon month end net assets).

All Funds:

Asset Tier	Annual Fee (in bps)
Up to 50,000,000,000	0.30
50,000,000,000 – 125,000,000,000	0.25
Above 125,000,000,000	0.15

Note: Fee excludes customized NAV service requirements e.g. Non-standard NAV cut-off and deliveries, which may be charged an additional amount as agreed upon by the parties.

Fund Accounting Minimums:

Minimum Fee (applied monthly)	Annual Fee
All Funds	Per Fund	22,500.00

Exchange Traded Funds

ETF Basket Servicing: Full Service (Net Assets) - Fees

Asset Tier per Complex	Annual Basis Point Fee
>0	Included in Fund Accounting Asset Tier Fee

ETF Basket Servicing: – Notes and Methodologies

•	Service includes Basket Creation and Valuation

Complex Asset Servicing

Service	Description	Fee per annum unless otherwise stated
Manual Trade Processing	Trade instructions requiring manual intervention such as fax or email transmitted instructions	50.00– per manual trade

OTC Valuation & Processing	Source and validate valuations from approved vendors or received from fund manager/Fund/counterparty. Calculation of cash flows or receipt of cash events from fund manager/Fund where relevant. Automated processing of valuation and cash data into accounting system. Reconciliation of positions to fund manager/Fund and counterparty/clearing broker.	Pricing Direct: 2.50 per position per day Other Vendor: 4.50 per position per day Non-Independent: 1.00 per position per day

Service	Description	Fee per annum unless otherwise stated
CFD Processing[1]	Process CFD components: Income, corporate actions and financing. Capture of settlement activity & realisation of cash within the Fund. Reconciliation to prime broker.	0.50 per position per day

OTC Valuation Comparison	Comparison between Bank’s Independent OTC valuation and an agreed-upon secondary OTC valuation. Reporting of reconciliation results to be made available to the Customer.	Pricing Direct: 1.00 per position per day Other Vendor: 3.00 per position per day Non-Independent: 0.50 per position per day

Bank Loan Position Fee	Trade capture & maintenance on Loan recordkeeping system. Process lifecycle events & cash flows from loan agent, and collect and store agent bank notices. Reconcile daily to separate fund cash account and monthly position to agent bank. Calculate and post accruals to Fund & price assets.	500.00 per position per annum

[1]	Per position fees are also applicable to Equity Swaps and Basket Swaps (except listed or custom index-based basket swaps).

Miscellaneous

A.	Fees and Expenses.

•

Fees. Bank will present invoices monthly in arrears. Fees included in this Fee Proposal are based upon information provided by the Customers, and where necessary, assumptions that Bank believes to be reasonable are applied. All amounts set forth in this Fee Proposal are quoted in U.S. Dollars.

•

Expenses. Bank may charge you for additional out-of-pocket expenses it incurs in the course of providing the Services. Such out-of-pocket expenses may include, but are not limited to, late instruction/settlement fees, local market account opening fees, taxes, issuer fees, legal fees, translation fees, tax reclaim filing fees and/or travel expenses.

B.

AutoFX. For pricing in respect of foreign exchange activity via Bank’s custody FX platform, AutoFX, please refer to the separate pricing letter which will be provided to you in the event that Bank provides this service to you.

C.

FX Conversion. Where costs are incurred in a currency other than your invoice base currency, or costs are based on a valuation of any of your securities in a currency other than your invoice base currency, Bank will perform a foreign exchange calculation to determine such costs payable by you. Such calculation will typically use the WM/Reuters spot rate (“Benchmark Rate”) for the relevant currency pair published at 4:00pm London time on the last business day of each calendar month for which you will be invoiced. However, the Benchmark Rate used in such calculation may change from time to time and Bank will notify you of such rate change.

D.

New Markets or Services. To the extent a Fund engages in a market or utilizes a service where fees are not stated in this Fee Proposal, Bank will assess a standard rate for the relevant market or service to be determined by Bank, unless an alternative pricing arrangement is agreed in writing between the Trust and Bank. The relevant rate will be assessed commencing at the time the market or service is first engaged or utilized. Resultant charges will be detailed within the Trust’s invoice and the Fee Proposal will be deemed to include the rate for such market and/or service.

E.

Overdrafts. In the event that Bank, in its sole discretion, provides an overdraft to a Fund, Bank will charge interest at a rate to be determined by Bank. For foreign overdrafts, including USD held offshore, overdraft rates vary by currency and by day, depending largely on market liquidity and prevailing overnight rates. For domestic overdrafts, the overdraft rate is Effective Fed Funds + 150bps.

F.

Earnings Credit Rate. In the event that Bank, in its sole discretion, provides an Earnings Credit Rate program to the Funds, and the application of the Earnings Credit Rate program results in a positive number or Earnings Credit, the Earnings Credit may be used to offset fees accrued in a Fund’s account during the billing period, up to the amount of the Earnings Credit. Unused Earnings Credits are carried over from month to month during a calendar year and expire at the end of each calendar year. Unused Earnings Credits may not be applied to prior billing periods and cannot be converted into interest. The Trust should continuously monitor and adjust balances to ensure optimal use of available Earnings Credits by year-end.

G.

Customized Products. Any customized technology projects required to meet the Trust’s specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, will be billed to the Trust based on the time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is agreed in writing between the Trust and Bank.